UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
(Rule 14a-101)
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
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JPMorgan Chase & Co.
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John H. Tribolati
Corporate Secretary
Office of the Secretary
May 4, 2022

Glass Lewis
255 California Street, Suite 1100
San Francisco, CA 94111

RE: JPM RFS - Glass Lewis Research published on April 27, 2022 (the “Report”)

We appreciate the opportunity to participate in Glass Lewis’ Report Feedback Statement Service. We commend Glass Lewis for its commitment to providing accurate, reliable, transparent and timely data to shareholders, and its leadership in developing an additional avenue for shareholder engagement through this service. In furtherance of your efforts, we write to bring to your attention key information regarding proposals in the JPMorgan Chase & Co. (“JPMC”) 2022 proxy statement and to facilitate informed voting decisions by our shareholders and sound Glass Lewis research. For more information, our proxy statement can be found online here.

While we have addressed most of our concerns about accuracy, completeness, consistency and adherence to methodology through the Glass Lewis portal, we are writing directly with respect to two areas of significant concern: “Proposal 2: Advisory Vote on Executive Compensation” and “Proposal 6: Shareholder Proposal Regarding Independent Chair”. We have detailed our concerns in the following pages, but in summary:
We believe that your analysis of Proposal 2: Advisory Vote on Executive Compensation does not give consideration to the distinguishing context of special awards awarded by JPMC in connection with succession planning, does not acknowledge or refer to significant features of the awards which align pay to performance and describes other features in a manner which may cause confusion absent more context.
With respect to Proposal 6: Shareholder Proposal Regarding Independent Chair, the analysis does not appear to consider JPMC’s new policy regarding the roles of chairman and CEO at the next leadership transition, nor the extensive engagement and consultation the firm has had with shareholders, which demonstrate the Board’s responsiveness to shareholder concerns from prior shareholder meetings on this issue. The report copies verbatim entire sections of its analysis from last year to justify its recommendations, without analyzing these concrete developments that specifically address shareholder feedback.
We believe that these concerns merit a revised report and reconsideration of the Glass Lewis recommendations for Proposals 2 and 6.

4 New York Plaza, New York, New York 10004
john.tribolati@jpmchase.com
JPMorgan Chase & Co.

PROPOSAL 6: SHAREHOLDER PROPOSAL REGARDING INDEPENDENT CHAIR
While we recognize that Glass Lewis believes an independent chairman is usually preferable, there are limits to how far this can be taken by a board without abdicating its responsibility to consider facts and circumstances so that the interests of shareholders are served, particularly regarding policies that look well into the future.
As detailed on page 37 of the Report, the shareholder proponent requests that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary, so that two separate people hold the office of the Chairman and the office of the CEO as follows:
A.The Board requires the separation of the offices of the Chairman of the Board and the Chief Executive Officer.
B.Whenever possible, the Chairman of the Board shall be an Independent Director.
C.The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board.
D.The Chairman shall not be a former CEO of the company.
E.This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

JPMC Efforts in the Past Year
While we are confident that JPMC’s long-term shareholders derive significant benefits from the combination of our Chairman/CEO roles, the Board has directly and specifically addressed shareholder feedback with respect to our next CEO transition. However, the Glass Lewis Report does not consider the very substantial changes the Board has adopted, which are explained in the 2022 proxy statement.
As detailed on page 97, following significant shareholder support for a proposal to appoint an independent chair at the firm’s 2021 annual meeting, the firm expanded its shareholder outreach program, and received feedback from shareholders across more than 50 engagements, representing approximately half of the firm’s outstanding common stock, and presented the results of the engagements to the Board. This outreach included participation by the Lead Independent Director of the Board of Directors in engagements with some of JPMC’s largest shareholders.
While our shareholders recognized the importance of the Board’s ability to determine its leadership structure in the context of the current structure, many expressed a general preference for separate Chair and CEO positions. Notably, a substantial majority of those with whom we engaged, including most of our top holders, indicated support for a policy that would enable our current CEO to serve as non-executive Chair at the next leadership transition, rather than the proponent’s preferred approach of an independent chairman.
In consideration of this feedback, the Board adopted a new policy, for the first time during the CEO’s 17-year tenure, to separate the roles upon the next CEO transition, subject to the Board’s determination of the leadership structure that best serves the firm and its shareholders at the time. This policy aligns with the principles articulated in the proposal on separation of the roles and effecting any change at succession (articulated A and E above). On independence and not having a former CEO serve (articulated in B and D above), the policy responds to the views of a significant number of shareholders who expressed support for the current CEO to serve as non-Executive Chair on transition. This is disclosed on pages 22, 96 and 97 of the 2022 proxy statement and also appears in the Corporate Governance Principles on the company’s website.

JPMC continues to have a Lead Independent Director, which Glass Lewis acknowledges provides independent board leadership and is consistent with Glass Lewis’ guidelines for best practice of boards that do not have an independent chairman. In addition, the Board’s new policy addresses many of the concerns that Glass Lewis raised in last year’s report and repeated again verbatim in the Report.
Without an analysis of the above factors, the Report’s recommendation appears to be an academic or philosophical exercise. Instead, the Report should address the ways in which JPMC has responded to specific shareholder concerns and not simply reproduce verbatim last year’s recommendation.
Peer/Market analysis
We also note that Glass Lewis generally conducts meaningful peer and/or market analysis of shareholder proposals in support of its recommendations against proposals, but that is not the case with this proposal. If such a peer analysis were conducted, it would reveal that the majority of large and complex U.S. banks and financial services firms have combined chairman and CEO roles, indicating that it is a standard market and industry practice for both the firm’s major competitors and top shareholders who own approximately 25% of the firm.
Based on the foregoing, we request Glass Lewis to conduct a review of the facts and provide an updated analysis and recommendation that acknowledges and reflects the significance of the Board’s action at this critical time to ensure the company’s future leadership and performance.
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Context of the Special Awards
The CEO Special Award made in 2021 is only the second one-off grant over the CEO’s 17 year term with JPMC; the prior award was granted toward the beginning of that tenure. The grant is focused on the Board’s desire for Jamie Dimon, our CEO, to continue leading the firm for a significant number of future years in light of the firm’s succession plans. This grant incentivizes a successful leadership transition by requiring the CEO’s leadership for at least five years before the awards vest and another five years until he may sell any vested shares. This also ensures direct alignment with shareholder returns over the next decade and accountability for the success of the leadership transition. This was a tangible signal to the CEO and all stakeholders that the firm wants him to continue to lead it for a significant period.

Daniel Pinto has been promoted to sole President and COO and has relocated to the United States, to be similarly focused on a successful transition through the holding period. Mr. Pinto has previously served as acting co-CEO when Mr. Dimon had a health emergency, and while Mr. Dimon is in good health, the Board is acting responsibly in shareholders’ best interests in case Mr. Pinto needs to once again serve as CEO as a result of unforeseen circumstances.
This deliberate and considered approach enables the firm to maintain stability through a leadership transition, while continuing to maintain our fortress balance sheet, expansion of market share, and long-term value creation, as disclosed in our annual report and earnings. The Report’s analysis does not give adequate consideration to these important factors.

Analysis of Grant Structural Features
The Report’s incomplete descriptions of key features understate the award’s level of alignment between performance and pay and overstates their value.
The key terms of the Special Awards are as follows:
•Stock appreciation rights, which are options that settle in shares (rather than cash),
•Vesting and deferral - Exercisable after five years into shares and are then required to be held for up to an additional five years before they may be sold
•50% subject to performance conditions as part of the protection based vesting provisions, i.e. RoTCE, income and strategic priorities
•Clawback and recovery provisions
•Exercise price of $148.73 for the CEO and $159.095 for the COO (as disclosed on page 75 of the proxy in the Grants of Plan Based Awards table)
On page 22, the Report mischaracterizes the Special Awards as “shares” instead of as options or stock appreciation rights. This is an important distinction since, unlike shares, the options have exercise prices set at the respective market prices at the time of grant, and are therefore worthless if the firm’s share price does not appreciate by the time they expire after their respective 10-year terms.
The summary compensation chart and related analysis also does not identify the additional five year holding period after the Special Awards’ cliff-vest/become exercisable after five years (i.e., for 10 years from the grant date the grantees are required to hold any net shares received on exercise), and seemingly gives this feature no consideration.
Finally, the Report states that the awards will vest after the beginning of the third year of service. This is incorrect.  Except for very limited circumstances related to death or government service, the options vest (or become exercisable) in 5 years.

Consider: Inconsistent Methodology

We note that the Report’s D grade this year on Pay for Performance is an improvement from last year’s pay for performance grade of F, when Glass Lewis recommended shareholders vote FOR the firm’s executive compensation proposal because, “on balance, we believe the Company maintains an adequate compensation program. While mindful of the CEO's relatively high compensation, we note that 79% of the CEO's total compensation consists of PSU awards. As a result, a significant portion of the CEO's total compensation is tied to long-term performance targets.”

The Report has not explained why its recommendation has changed, when by its own analysis the alignment between pay and performance has improved this year to a grade of D, and the CEO’s total compensation is now more long-term equity focused, having increased from 79% to 92% according to Glass Lewis’ analysis on page 19. Indeed, Glass Lewis has recommended support for the firm’s executive compensation since 2016 despite its apparent concerns, even when the firm has been awarded a D or F grade. This year’s recommendation is inconsistent with Glass Lewis’ own track record of applying its methodology to its analysis and recommendations on the firm’s executive compensation proposal.

We further note that the Report is inconsistent in comparing the quantum of compensation to peers. On page 23, its comparison is based on revenue and employees only, but on page 12, the comparison includes EPS and indicates that the firm’s EPS was approximately 3 times that of the median of Glass Lewis peers, which is closely aligned with the CEO’s compensation being 3.4 times that of peers. As disclosed on pages 39 and 66 of the 2022 proxy statement, the CEO has historically been the lowest paid of peers relative to the firm’s net income, with peers paying up to 270% more.
In addition, we note that the report’s “Fair” grade on Disclosure is inconsistent with the “Good” grade awarded last year, given that our disclosure has continued to be enhanced this year in response to shareholder feedback. We believe this may be explained by our concerns with the Report’s accuracy, completeness and consistency, regarding which we have submitted comments through the Glass Lewis portal.

Based on the foregoing, we request Glass Lewis to conduct a review of the facts and provide an updated analysis and recommendation that corrects or completes these references and reflects the context and additional features of the Special Awards.
Yours sincerely,
John Tribolati
Corporate Secretary